Exhibit 99.2

Oramed Pharmaceuticals Presents Data from Phase IIa Trial with ORMD-0801 in
Type 2 Diabetes at the 2014 Diabetes Summit

ORMD-0801 Oral Insulin Appeared Safe and Well-tolerated.  No Hypoglycemic Events or
Treatment Related Adverse Events Observed

JERUSALEM April 24, 2014 — Oramed Pharmaceuticals Inc. (NASDAQCM: ORMP) (www.oramed.com), a clinical-stage pharmaceutical company focused on the development of oral drug delivery systems, announced today detailed results from its previously completed Phase IIa trial investigating ORMD-0801, its orally ingestible insulin capsule, in type 2 diabetes patients. The preliminary results of this trial were originally announced on January 30, 2014. The results are being presented today by Oramed's Chief Scientific Officer, Dr. Miriam Kidron, at the 2014 GTC Diabetes Summit, taking place in Cambridge, Massachusetts, USA. The trial was conducted in the United States under a Food and Drug Administration (FDA) Investigational New Drug (IND) protocol.

The results showed that ORMD-0801 oral insulin appeared to be safe and well-tolerated for the dosing regimen considered in this study. No hypoglycemic events occurred at any point in any treatment group and no treatment related adverse events were observed. Although the study was not powered to show statistical significance, there were trends observed showing pattern of well-defined and short-term increases in plasma insulin and decreases in blood glucose.

“We are very pleased with the outcome of this study, which showed ORMD-0801 to be safe and well-tolerated,” stated Dr. Miriam Kidron, Chief Scientific Officer of Oramed. “Importantly, the decreases in blood glucose we observed were not associated with any hypoglycemic events. We look forward to moving ahead with our planned U.S. Phase IIb trial in individuals with type 2 diabetes which will investigate ORMD-0801 over a longer treatment period and which will have statistical power to give us greater insight into the drug’s efficacy.”

ORA-D-009 Study Design
Study ORA-D-009 was a single-center, randomized, double-blind, placebo-controlled, parallel group study that enrolled 30 patients with type 2 diabetes. It was designed as a sub-study, requested by the FDA prior to commencement of a large scale clinical trial with a similar design. At the time of enrollment, patients who enrolled were being treated by diet and exercise, or by diet, exercise and a stable dose of metformin for at least 6 weeks.  Patients using metformin continued their treatment regimen throughout the study period.

There was an initial outpatient, single-blind (patient blinded) placebo run-in period. Patients were then admitted to the clinical research center and received an additional dose of placebo, regardless of randomization, on the evening of Day 1 for the determination of baseline pharmacokinetic (PK) values. Prior to the first randomized treatment on the evening of Day 2, all patients were outfitted with a continuous glucose monitor (CGM).  Patients were then randomized 1:1:1 to receive one of two doses of ORMD-0801 – 16 mg (two 8 mg gel capsules) or 24 mg (one 8 mg + one 16 mg dose capsule) – or matching placebo for the subsequent seven days, with a final PK evaluation performed on last day of treatment.  Seven days after the end of the inpatient treatment period, patients returned to the study center for a follow-up visit and fasting blood draw.  All 30 patients completed the study.

The primary objective of this study was to evaluate the safety and tolerability of ORMD-0801.  Secondary objectives were to evaluate the pharmacodynamic effects of ORMD-0801 on mean night time glucose, to evaluate the pharmacokinetics of ORMD-0801 and to evaluate changes from baseline in fasting blood (finger stick) and plasma glucose (FBG), morning fasting serum insulin, and C-peptide.

While the study was ongoing, GMP analysis of study drug formulations revealed a formulation issue involving an excipient with the 16 mg gel caps that resulted in diminished and inconsistent release of study drug.  This exclusively effected patients randomized to receive the 24 mg dose of ORMD-0801.  The 8 mg capsules did not have this issue and demonstrated the correct release of medication.  Patients in the 24 mg group were treated with one 8 mg gel cap and one 16 mg gel cap. The effective dose was, therefore, approximately one third of the intended dose. The formulation issue with the 16 mg gel caps has been investigated, identified and fully addressed.

Safety Results

ORMD-0801 was safe and well tolerated. No patient experienced a hypoglycemic event at any point during the study and there were no serious or severe adverse events (AEs) nor any AEs related to the study drug. Three patients in the 16 mg group reported a total of five adverse events, four patients in the intended 24 mg group reported a total of five adverse events and five patients in the placebo group had a total of seven adverse events. None of these adverse events were assessed to be related to the study drug.  The adverse events in the 16 mg group consisted of “Gastrointestinal disorders/Nausea,” one patient (10%); and “Nervous system disorders/Headache,” three patients (33.3%).  There were no clinically significant changes in laboratory test results, vital signs, or physical examination.

Pharmacodynamics

Continuous Glucose Monitoring (CGM) data were summarized for the following daily intervals: Nighttime (10 p.m. to 6 a.m.), Daytime (6 a.m. to 10 p.m.) and Fasting (5 a.m. to 7 a.m.).

Nighttime CGM results showed a trend towards lower mean glucose for patients treated with 16 mg of ORMD-0801 compared with placebo. The overall mean difference for the seven days of treatment was -26.12 mg/dL, with a mean difference of -32.31 mg/dL during the last two days of data collection.

Similar to nighttime results, daytime CGM analysis showed a trend towards lower levels of mean glucose for patients treated with 16 mg ORMD-0801 compared with placebo. The overall mean difference for the seven days of treatment was -23.44 mg/dL, with a mean difference of -22.83 mg/dL during the last two days of data collection.

Fasting CGM analysis showed a trend towards lower levels of mean glucose for patients treated with 16 mg of ORMD-0801 compared with placebo. The overall mean difference for the seven days of treatment was -25.10 mg/dL, with a mean difference of -30.24 mg/dL during the last two days of data collection.

Morning fasting blood glucose was additionally monitored each morning of the study by finger stick. On each of the mornings of Days 2 through 8, there was a trend toward lower mean finger stick blood glucose values for the 16 mg ORMD-0801 group than placebo. The greatest differences were -18.3 mg/dL and -18.2 mg/dL on Days 4 and 7, respectively.

Mean C peptide levels decreased after an initial delay  By Day 9, the average decrease in C Peptide in the 16mg ORMD 0801 group compared to placebo was 0.293 after the delay (180-300 minutes post dose).

In those patients treated with the intended 24 mg (8 mg + 16 mg gel capsules) ORMD-0801 dose, there were trends towards reduction in mean nighttime, mean daytime and mean fasting glucose levels, as measured with CGM.  The differences versus placebo for these measurements were less pronounced than those observed in the 16 mg ORMD-0801 dose. As stated above, due to a study drug formulation issue affecting only the 10 patients randomized to receive 24 mg of ORMD-0801, the actual dose administered to these patients was likely closer to 8 mg.

Pharmacokinetics

Morning fasting serum insulin was measured using a blood draw on the mornings of the screening visit, on Days 2 and 9 of the inpatient visit, and at the Day 16 follow-up visit. During the inpatient visit on the morning of Days 2 and 9, fasting morning serum insulin in the active treatment group was 2.92 μIU/mL and 5.85 μIU/mL higher than placebo, respectively.

The presentation slides are available at: http://www.oramed.com/ufiles/GTC-Summit-2014.pdf.

About ORMD-0801 Oral Insulin

Oramed's ORMD-0801 is an orally ingestible insulin capsule for the early stages of type 2 diabetes, when it can still slow the rate of degeneration of the disease by providing additional insulin to the body and allowing pancreatic respite. Moreover, orally administered insulin has the potential benefit of enhanced patient compliance at this crucial stage as well as the advantage of mimicking insulin's natural location and gradients in the body by first passing through the liver before entering the bloodstream. For more information on ORMD-0801, please visit: http://oramed.com/index.php?page=14*.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. Established in 2006, Oramed's Protein Oral Delivery (PODTM) technology is based on over 30 years of research by top research scientists at Jerusalem's Hadassah Medical Center. Oramed is seeking to revolutionize the treatment of diabetes through its proprietary flagship product, an orally ingestible insulin capsule (ORMD-0801) currently in separate Phase II clinical trials in patients with both type 1 and type 2 diabetes under an Investigational New Drug application with the U.S. Food and Drug Administration, and with its oral GLP-1 analog capsule (ORMD-0901).

For more information, the content of which is not part of this press release, please visit: www.oramed.com

Forward-looking statements:  This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss our clinical trials, including the expected design or timing thereof , the anticipated safety of ORMD-0801 and revolutionizing the treatment of diabetes with our products. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities. In addition, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; delays or obstacles in launching our clinical trials; changes in legislation; inability to timely develop and introduce new technologies, products and applications; lack of validation of our technology as we progress further and lack of acceptance of our methods by the scientific community; inability to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties that may develop with our process; greater cost of final product than anticipated; loss of market share and pressure on pricing resulting from competition; laboratory results that do not translate to equally good results in real settings; our patents may not be sufficient; and final that products may harm recipients, all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Oramed, reference is made to Oramed's reports filed from time to time with the Securities and Exchange Commission.

Company Contact: Oramed Pharmaceuticals Aviva Guiloff Office: +972-2-566-0001 ext. 2 US: 1-718-831-2512 ext. 2 Email: aviva@oramed.com	US Investor Relations Contact: LifeSci Advisors LLC Michael Rice US: 1-646-597-6979 Email: mrice@lifesciadvisors.com

Oramed Pharmaceuticals, Inc.   |    Kefar Hi-Tech 2/4 Po Box 39098, Jerusalem, Israel 91390.   |    www.oramed.com
Phone: +972-2-566-0001   |    Fax: +972-2-566-0004  |    Email: office@oramed.com